Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (Agreement) is made and entered into on May 7, 2009 (the effective date), between QUESTAR CORPORATION (Company), a Utah corporation, and RICHARD J. DOLESHEK (Executive).

The parties represent as follows:

A.  Questar and Executive desire to enter into this Agreement to establish and set forth the terms and conditions of Executive’s employment with Questar.

B.  Questar and Executive acknowledge that the terms of this Agreement constitute good and valuable consideration.

Therefore, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise:

Agreement Date means the effective date of this Agreement.

Anniversary Date means any annual anniversary of the Agreement Date.

Board means the Board of Directors of the Company.

Cause  with respect to the Executive’s termination of employment means any of the following: (1) Executive’s conviction or plea of nolo contendre to a felony or a misdemeanor involving moral turpitude, (2) Executive’s engaging in an act of fraud, theft, embezzlement or willful misappropriation of the property of the Company; (3) Executive engaging in an act of  dishonesty that causes a substantial detriment to the Company or its Subsidiaries; (4) Executive’s violation of any Company policy or practice regarding discrimination or harassment that would be grounds for termination of any other Company employee; (5) Executive’s willful failure to perform substantially the duties as contemplated by this Agreement (other than such failure resulting from incapacity resulting from mental or physical illness); and (6) Executive’s willful or intentional material breach of this Agreement that results in financial detriment that is material to the Company and its Subsidiaries taken as a whole.

For purposes of clause (6) of the preceding sentence, Cause shall not include any one or more of the following:  bad judgment, negligence, or any act or omission that Executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain, directly or indirectly, a profit to which he was not legally entitled).

Except for termination for Cause based on clauses (1) or (2) above, the Company may not terminate Executive’s employment for Cause unless it has: (1) officially given Executive written notice at least 30 days prior to the Date of Termination of its intent to terminate Executive’s employment, which written notice shall contain a detailed description of the specific reasons that form the basis for such action; (2) provided Executive an opportunity to appear before the Board prior to the Date of Termination to present arguments on his own behalf; and (3) received the affirmative vote of at least two-thirds of the members of the Board that it is proper to terminate Executive’s employment for Cause.  Pending the final resolution of any disputes concerning Executive’s termination of employment for Cause, the Board my suspend Executive with pay.

Committee means the Management Performance Committee of the Board of Directors of the Company.

Common Stock means the common stock of the Company.

Company means Questar Corporation on a consolidated basis, or the ultimate parent corporation of the acquiring or surviving company in the case of an acquisition, merger, consolidation, etc. involving Questar Corporation.

Date of Termination means the effective date of a Termination of Employment for any reason, including death or Disability, whether initiated by the Company or by Executive.

Disability means a condition that renders Executive unable to engage in any substantial, gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.  The foregoing definition of “Disability” shall be interpreted in a manner consistent with Section 409A of the Code and the Internal Revenue Service and Treasury guidance thereunder.

Good Reason with respect to the Executive’s termination of employment means any of the following events or conditions which occur without the Executive’s written consent and which remain in effect after notice has been provided by the Executive to the Company of such event or condition and the expiration of a 30 day cure period: (i) a material diminution in the Participant’s base compensation; (ii) a material diminution in the Participant’s authority, duties, or responsibility; (iii) a material change in the geographic location at which the Participant performs services; or (iv) any other action or inaction that constitutes a material breach by the Company or its Subsidiaries of the Agreement.  The Participant’s notification to the Company must be in writing and must occur within a reasonable period of time, not to exceed 90 days, following the Participant’s discovery of the relevant event or condition.  Any reasonable determination by Executive that any of the specified events has occurred and constitutes Good Reason shall be conclusive and binding for all purposes.

Notwithstanding the above, it shall not constitute Good Reason if, at any time during the Employment Period, Company assigns this Agreement to any entity that is “spun off” or “split off” from Company, and such entity expressly assumes the obligations of Company under this Agreement.

Stock Grants mean any grants of restricted stock, options to purchase shares of the Company’s common stock, stock appreciation rights, or other equity-based awards made to Executive.

Subsidiary means any entity of which the Company, directly or indirectly, owns at least 50 percent of the outstanding shares of capital stock entitled to vote for the election of directors.

Termination Without Cause means a Termination of Employment by the Company for any reason other than Cause or the Executive’s death or Disability.

ARTICLE 2

DUTIES

The Company shall employ Executive during the Employment Period as its Executive Vice President and Chief Financial Officer, reporting to the Chairman, President and Chief Executive Officer, subject to all Company policies and procedures in effect from time to time as amended in the discretion of Company.  At its discretion, the Board of Directors of any Subsidiary may appoint Executive to serve in other capacities with the Company’s Subsidiaries.  Executive, during the Employment Period, shall devote substantially all of his business time, attention, and effort to the performance of services to Company in his capacity as Executive Vice President and Chief Financial Officer and to the affairs of the Company and shall use his reasonable efforts to promote the best interests of the Company.  The Executive shall perform the services required by this Agreement at the Company’s present principal place of business or at such other location(s) as may be mutually agreed by Company and Executive; provided, however, that Company may from time to time require the Executive to travel temporarily to other locations on Company business consistent with the business needs of Company.

ARTICLE 3

EMPLOYMENT PERIOD

Subject to earlier termination in accordance with Article 7, the term of Executive’s employment under this Agreement (the “Employment Period”) shall begin on the Agreement Date and end on the date that is three years after such Agreement Date; provided, however, that commencing on the second Anniversary Date of the Agreement Date and continuing thereafter on each subsequent Anniversary Date, the Employment Period will be automatically extended by a period of one year unless the Board provides notice to Executive at least 30 days prior to any such Anniversary Date or Executive provides notice to the Board at least 30 days prior to any such Anniversary Date that the Employment Period will not be so extended. Once notice of non-renewal has been tendered by either party, no further automatic extensions of this Agreement shall occur.

ARTICLE 4

COMPENSATION

4.1

Salary.  The Company shall pay Executive an initial annual salary of $450,000, payable in semi-monthly installments (“Base Salary”).  The Committee shall review Executive’s Base Salary when it reviews the base salaries paid to the Company’s other executive officers in February of each year.  For the term of this Agreement, the Committee may not reduce Executive’s Base Salary.  Effective as of the date of any such increase in Executive’s Base Salary, the Base Salary shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced.  Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement without Executive’s written consent.  The Committee shall also determine how to allocate Executive’s Base Salary among the Company and its principal subsidiaries.

4.2

Annual Bonus.  For the 2009 fiscal year ending December 31, 2009, Executive shall be eligible to receive an annual bonus, payable when annual bonuses are paid to other executive officers under the Company’s Annual Management Incentive Plan (“AMIP”), with a target bonus of 90% of Executive’s Base Salary up to a maximum of 180% of Executive’s Base Salary.  The Executive’s 2009 bonus shall be tied to the same objectives and performance goals as set forth in AMIP for other Company executives; provided, however, that Executive’s bonus payout for the 2009 fiscal year shall not be less than $400,000 unless, prior to the date the annual bonuses are paid to other executives, i) Executive’s employment is terminated by the Company with Cause or ii) Executive terminates his employment without Good Reason, then Executive shall not be entitled to receive an annual bonus for 2009.

Commencing the first full plan year of Executive’s employment, Executive shall be nominated to participate in AMIP (or AMIP II as determined by the Committee or if Executive is considered a “Covered Employee” as defined in AMIP II) and shall have a target bonus equal to at least 90 percent of Base Salary at the time the target bonus is set.  Thereafter, the Committee can only increase, not reduce, Executive’s target bonus under AMIP.

4.3

Other Bonus Programs.  Executive shall be nominated to participate in the Company’s Long-term Cash Incentive Plan (“Cash Incentive Plan”) beginning with the 2010-2012 performance period with a target bonus of not less than $500,000, and any additional cash incentive compensation program adopted by the Committee or the Board for the Company’s officers.

ARTICLE 5

STOCK OPTIONS, RESTRICTED

STOCK AND STOCK OWNERSHIP

5.1

Equity Grants Upon Agreement Date:  For the specific purpose of hiring Executive, Executive shall be granted, pursuant to the Company’s Long-term Stock Incentive Plan (“Stock Plan”) the following equity grants:

(a)

Stock Options:  an option to purchase 100,000 shares of the Company’s Common Stock at a per share price equal to the closing price of such stock as reported in the Wall Street Journal on the Agreement Date.  The stock option shall vest in its entirety three years after the Agreement Date.  The stock option grant shall have a seven-year term.  Executive and Company shall execute a Stock Option Agreement similar to those provided to other executives with employment contracts.

(b)

Restricted Stock:  60,000 shares of restricted stock as of the Agreement Date with the grant vesting over three years in equal proportion on the first, second and third Anniversary Date of the Agreement Date.  Executive and Company shall execute a Restricted Stock Agreement similar to those provided to other executives with employment contracts.

5.2

Future Equity Grants.  Executive shall be eligible to be granted stock options, restricted stock awards, stock appreciation rights, performance shares, or other equity based compensation pursuant to the Stock Plan as determined by the Committee in its sole and absolute discretion.

5.3

Stock Ownership.  The Company requires all officers to own shares of the Company’s common stock.  Executive is expected to acquire on or before the third Anniversary Date of the Agreement Date (and retain throughout the term of this Agreement) shares of the Company’s common stock (including phantom stock units) having a value equal to at least three times his annual Base Salary.  In determining compliance with this requirement, Executive’s unvested restricted stock will be treated as owned, however unvested stock options will not be treated as owned.  This shareholding requirement shall be subject to any policies and procedures adopted by Questar’s Board of Directors applicable to all other Questar executives with shareholding requirements.  Executive cannot sell shares of common stock other than to satisfy tax obligations associated with recognizing income in conjunction with stock distributions or stock options without advance notice to the Company’s Chairman, President and Chief Executive Officer.

ARTICLE 6

OTHER BENEFITS

6.1

Qualified Retirement Plans.  During the Employment Period, Executive shall be entitled to participate in the qualified retirement plans (including the defined benefit and defined contribution plans) sponsored by the Company in accordance with the terms of such plans.

6.2

Welfare Benefit Plans.  During the Employment Period, Executive shall be eligible to participate in the welfare benefit plans and programs (including health, life insurance, catastrophe accident, cafeteria, and short-term and long-term disability) sponsored by the Company in accordance with the terms of such plans.

6.3

Paid Time Off.  During the Employment Period, Executive shall be entitled to paid time off (PTO) in accordance with the Company’s general rules for PTO, except that Executive shall accrue 264 hours per year (22 hours per month).

6.4

Nonqualified Benefit Plans.  During the Employment Period, Executive shall be eligible to participate in the Company’s optional nonqualified plans such as the Deferred Compensation Wrap Plan and its component programs, and the Supplemental Executive Retirement Plan.

6.5

Change in Control.  Executive shall be nominated to participate in the Company’s Executive Severance Compensation Plan (Executive Severance Plan), which is a change in control severance plan.  In the event of Executive’s Termination of Employment following a “Change in Control” as defined in the Executive Severance Plan, the Executive shall be entitled to the greater of the payment due him under the Executive Severance Plan or under Article 7 of this Agreement, but not under both.

6.6

Other Benefits.  During the Employment Period, Executive shall be entitled to participate in the company’s special tax preparation and financial planning reimbursement program available to the company’s officers.

6.7

Relocation Expenses.  Executive shall be entitled to a relocation allowance of $200,000 to cover all expenses associated with his relocation from Houston, Texas to the Salt Lake City area, including a gross-up for state and federal taxes.  This relocation allowance will be paid to the Executive on or near the Agreement Date and is subject to all normal and customary withholdings. Should Executive’s employment be terminated by Company for Cause or should Executive terminate his employment with Company without Good Reason prior to the first Anniversary Date of the Agreement Date, Executive will reimburse Company the full amount of the relocation allowance, including the gross-up amount.  Executive will also be reimbursed for expenses incurred for two house-hunting trips to Salt Lake, but limited to expenses that would typically be reimbursable under the Company’s business travel expenses reimbursement policies.

6.8

Other Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by him and approved in accordance with the Company’s standard policies.

ARTICLE 7

TERMINATION OF EMPLOYMENT

7.1

Termination for Cause.  If the Company terminates Executive’s employment for Cause, the Company shall only be required to pay Executive any earned but unpaid Base Salary and any accrued but unused PTO (the “Accrued Obligations”).

7.2

Termination for Death or Disability.  If Executive’s employment terminates during the Employment Period due to his death or Disability, Executive shall be entitled to the following:

(a)

The Company will pay to Executive’s beneficiaries (in the event of his death), or to Executive (in the event of his Disability), the Accrued Obligations, plus an amount equal to:

i.

Executive’s Base Salary through the end of the month following the month in which his death or Disability occurred;

ii.

Executive’s target bonus under the annual cash bonus plans maintained by the Company for the year in which he died or became disabled; provided however, that in the event that the Committee or Board has yet to establish Executive’s target bonus under the annual cash bonus plans for such year, the Executive’s target bonus shall be deemed to be equal to his target bonus under the annual cash bonus plans for the immediately preceding year; and

iii.

The pro-rated portion of Executive’s target bonus under the Company’s Cash Incentive Plan for each separate performance period that is outstanding as of the date of death or Disability; provided, however, that in the event that the Committee or Board has yet to establish Executive’s target bonus under the Cash Incentive Plan for the separate performance period beginning in the year in which Executive died or became disabled, the Executive’s target bonus for such performance period shall be deemed to be equal to the target bonus established under the Cash Incentive Plan for the performance period beginning in the immediately preceding year.

Any payments received under this Agreement due to death or Disability shall be in lieu of payments otherwise due Executive on account of death or Disability under the terms of any annual cash bonus plans and/or the Cash Incentive Plan, and Executive hereby waives his rights to any such payments.

Amounts payable under this Section 7.2(a) will be paid in a cash lump sum, subject to applicable withholdings, within 30 days of the Date of Termination.

(b)

Any unvested Stock Grants shall vest in full on the Date of Termination.

7.3

Termination Without Cause.  If the Company terminates Executive’s employment during the Employment Period for some reason other than Cause, death or Disability, Executive will be entitled to the following:

(a)

The Company shall pay Executive the Accrued Obligations, plus an amount (the “Involuntary Severance Amount”) equal to:

i.

Executive’s Base Salary for the remainder of the Employment Period;

ii.

the average of the annual cash bonuses Executive actually received under the Company’s annual bonus plans for the last three full fiscal years immediately prior to the Date of Termination, or such shorter number of full fiscal years that the Executive was actually employed by Company; and

iii.

three times the average of the cash incentive payment Executive actually received under the Company’s Cash Incentive Plan in the last three full fiscal years immediately prior to the Date of Termination. If Executive is terminated prior to payout for the 2010-2012 performance period, Executive shall receive an amount determined as follows:

a.

if the Date of Termination occurs on or after February 15, 2010 but prior to February 15, 2011, 66% of Executive’s Base Salary,

b.

if the Date of Termination occurs on and after February 15, 2011 but prior to February 15, 2012, 133% of Executive’s Base Salary, or

c.

if the Date of Termination occurs on and after February 15, 2012, but prior to the payout of the 2010-2012 performance period, 200% of Executive’s Base Salary.

Such amounts paid under this subsection 7.3(a) will be paid in a cash lump sum, subject to applicable withholdings, within 30 days of the Date of Termination.

(b)

Any Stock Grants shall vest in full on an accelerated basis on Executive’s Date of Termination.

7.4

Termination by Executive.  Executive can terminate his employment for any reason provided that he gives the Board written notice at least 30 days’ prior to his Date of Termination.

(a)

If Executive terminates his employment for reasons other than Good Reason, Company shall, within 30-days of the Date of Termination or any earlier time required by law, pay Executive only the Accrued Obligations.

(b)

If Executive terminates his employment for Good Reason, the Company shall pay Executive the Accrued Obligations, plus the Involuntary Severance Amount.  Such amounts will be paid in a cash lump sum, subject to applicable withholdings, within 30 days of the Date of Termination.  Any Stock Grants shall vest in full on an accelerated basis on Executive’s Date of Termination.

7.5

Payments Conditioned on Release of Claims.  Receipt of any payments or benefits under this Article 7, other than the Accrued Obligations, shall be contingent upon the Executive’s execution of a legal release in a form satisfactory to the Company, in its sole discretion, drafted so as to ensure (i) a final, complete and enforceable release of all claims that the Executive has or may have against the Company (and its Subsidiaries, officers, agents, employees, or assigns) relating to or arising in any way from the Executive’s employment with the Company and/or the termination thereof, and (ii) Executive’s continued compliance with his obligations under Article 8 of this Agreement.

7.6

409A Payment and Ordering Rules.  Payments under this Article 7 are intended to qualify to the maximum extent possible as “short-term deferrals” exempt from the application of Code Section 409A.  Any payments that do not so qualify are intended to qualify for the Code

Section 409A exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) (which exempts from Code Section 409A certain payments made upon an “involuntary separation from service”).  Any payments under this Article 7 that are not exempted from Code Section 409A and that are payable prior to the date that is six months and one day after the date of termination (the “Deferred Payment Date”) shall be withheld by the Company and paid to Executive on the Deferred Payment Date or as soon thereafter as is administratively feasible.  Nothing in this paragraph shall prohibit the Company and Executive from making use of any other Code Section 409A exemption that may be applicable to a payment or benefit hereunder

ARTICLE 8

RESTRICTIVE COVENANTS

8.1

Non-Solicitation of Employees.  During the two-year period immediately following the Date of Termination, Executive shall not directly or indirectly employ or seek to employ any employees of the Company or its Subsidiaries and shall not entice or otherwise encourage any such employee to leave such employment.

8.2

Confidentiality.  During the Employment Period, Executive shall maintain the confidential nature of information concerning the Company’s financial results and business strategies and shall not disclose such information to any person whose interests are or may be adverse to the Company’s interests or any person that may use such information to obtain personal financial gain.

After a termination of employment for any reason, Executive shall not, without prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any confidential information to anyone other than the Company and its designees.  At the time of the termination of Executive’s employment, or at such other time as the Company may request, Executive shall return all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to confidential information that Executive may then possess or have under his control.

8.3

Injunction.  Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event he breaches the provisions of this Article.  Consequently, Executive agrees that the Company is entitled to an injunction to prevent Executive from any breach of the provisions of this Article in addition to other rights that the Company may have.

ARTICLE 9

SUCCESSOR TO COMPANY

This Agreement shall bind any successor to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  In the event that a successor fails to expressly and unconditionally assume and agree to perform the Company’s obligations under this Agreement, such failure shall be deemed to be a material breach of this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1

Beneficiary.  If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries designated by Executive in writing to the Company during his lifetime, or if no such beneficiary is designated, to the beneficiary(ies) designated by the Executive (or deemed by law to be designated) under Questar Corporation’s Employee Investment Plan.  Executive, without the consent of any prior beneficiary, may change his designation of beneficiary or beneficiaries at any time or from time to time by submitting to the Company a new designation in writing, which shall not be effective until receipt by the Company.

10.2

Assignment Successors.  Except as provided above in Article 9, the Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive.

10.3

Good Faith.  During the Employment Period, Executive shall notify the Chairman, President and Chief Executive Officer of the Company if he is being seriously considered for a senior management position with another entity.

10.4

Nonalienation.  Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, executive of levy of any kind, either voluntary or involuntary, prior to actually being received by Executive or a beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

10.5

Arbitration.  To the extent permitted by applicable law, any dispute under this Agreement shall be settled by arbitration in Salt Lake City, Utah, pursuant to the commercial Rules then in effect of the American Arbitration Association.  In the event that any dispute arising our of this Agreement may not be arbitrated under applicable law (which, for purposes of this Agreement, shall be deemed to include actions for temporary injunctive relief to enforce the provisions of Article 8 hereof), litigation concerning such dispute shall be brought and maintained only in the state or federal courts having jurisdiction in Salt Lake City, Utah. The Company and its successors shall reimburse Executive for any legal expenses and arbitration expenses that he may reasonably incur pursuant to this clause in the event that he prevails in any such dispute.

10.6

Severability.  If one or more parts of the Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any part of this Agreement not declared to be unlawful or invalid.  Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

10.7

409A Savings Clause.  The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Code Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.  If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Executive’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Code Section 409A.

10.8

Amendment/Waiver.  This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive.  A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.

10.9

Notices.  All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to

Questar Corporation

180 East 100 South

Salt Lake City, Utah 84111

Attention:  K. O. Rattie

with a copy to:

Questar’s General Counsel

180 East 100 South

Salt Lake City, Utah 84111

Attention:  T. C. Jepperson

If to Executive, to:

Richard J. Doleshek

Salt Lake City, UT 84102

Either party may from time to time designate a new address by notice given in accordance with this Section.  Notice shall be effective (a) upon receipt by addressee when hand-delivered; (b) the next business day or day designated for delivery if by overnight delivery; (c) the fifth day after deposit in the United States mail if sent by first-class, registered or certified mail.

10.10  Counterparts and Facsimile Signatures.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  A facsimile signature may be accepted as an original signature.

10.11  Entire Agreement.  This Agreement forms the entire agreement between the parties with respect to the subject matter addressed in this Agreement.  It supersedes all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment.

10.12  Applicable Law.  This Agreement shall be interpreted and construed in accordance with the laws of the state of Utah, without regard to its choice of law principles.

10.13  Survival of Executive’s Rights and Obligations.  All of Executive’s rights and obligations shall survive the termination of Executive’s employment and/or the termination of this Agreement.

The parties have executed this Agreement on the date first above written.

QUESTAR CORPORATION

By: __________________________________

Keith O. Rattie

EXECUTIVE

______________________________________

Richard J. Doleshek